SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 9, 2006 (February 3, 2006)

SPECTRX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-22179 (Commission File Number)	58-2029543 (IRS. Employer Identification No.)

4955 Avalon Ridge Pkwy, Suite 300 Norcross, Georgia (Address of Principal Executive Offices)	30071 (Zip Code)

Registrant's Telephone Number, Including Area Code:     (770) 242-8723

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Item 2.03. CREATION OF DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
SIGNATURES
EXHIBIT INDEX

Item 1.01.          Entry Into a Material Definitive Agreement.

            On February 3, 2006, Guided Therapeutics, Inc. ("GT"), a wholly owned subsidiary of SpectRx, Inc. ("SpectRx"), obtained a $1.5 million loan, made by about a dozen individuals and entities (the "Investors").  To evidence such borrowing, GT executed promissory notes (the "Notes") in favor of each of the Investors.  Proceeds of the loan will be used by GT to fund its product development work and its general working capital needs, and to reimburse SpectRx for certain expenses incurred or to be incurred by it on behalf of GT.  SpectRx continues to seek separate funding for GT.  The interest rate on the Notes is 10% per annum and the Notes will mature on August 2, 2006, or the sooner occurrence of a GT financing (an "Additional Financing").  If an Additional Financing occurs prior to repayment of the Notes, the Investors will collectively receive warrants to purchase less than 1% of GT's common stock.

            The entire principal amount of the Notes and all accrued and unpaid interest thereon will be immediately due and payable if an "Event of Default" (as defined in the Notes) occurs.  GT's obligations under the Notes are guaranteed by SpectRx's wholly owned subsidiary, Sterling Medivations, Inc. doing business as Simple Choice.  In order to secure GT's obligations under the Notes, Sterling has granted to the Investors a security interest in and lien on all of its assets.

            The Investors include Susan M. Imhoff and John E. Imhoff, who have a pre-existing relationship with SpectRx, consisting of the beneficial ownership of an aggregate of approximately 31% of SpectRx's common stock.

Item 2.03.         Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

            The information reported above in Item 1.01 is incorporated into this Item 2.03 by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPECTRX, INC.

/s/ MARK A. SAMUELS
	By:	Mark A. Samuels
CEO & CFO

Date: February 9, 2006.